Exhibit 10.1

N56 W17000 Ridgewood Drive

Menomonee Falls, WI 53051

November 23, 2025

Michael Bender

Dear Michael:

Congratulations on your appointment!

Position: You have been appointed the position of Chief Executive Officer (“CEO”), Kohl’s, Inc., effective November 23, 2025 (the “Effective Date”).

Board Service: During your service as CEO, the Company will cause you to be nominated to stand for election to the Board, and recommended for approval, at any meeting of the stockholders of the Company during which any such election is held and your service a director will expire if you are not reelected.

Salary: Your annualized salary will be $1,475,000 and will be reviewed at least annually for increase only with the first such review occurring in March 2026.

Annual Incentive Program: Based on your position as CEO you will continue to be eligible to participate in accordance with the Kohl’s Annual Incentive Program with a target of 175% of your base salary. This will provide an annual cash compensation opportunity equal to 0% to 200% of your bonus target, per our current plan, with the actual amount earned based upon Kohl’s annual performance relative to specific objectives and targets that are established by Kohl’s Board of Directors’ Compensation Committee at the beginning of each year. For the 2025 fiscal year, your annual incentive will be prorated to include both the period you served as Interim CEO as well as your role as CEO (i.e., starting April 30, 2025).

Equity Awards: As CEO, your annual long-term incentive target will be no less than $9,500,000. You will be eligible to receive annual equity awards beginning in the spring of 2026. This award is expected to consist of 60% Performance Share Units (PSUs) and 40% Restricted Stock Units (RSUs). The terms of annual equity awards shall be set by the Board at the time of the grant; provided however, that PSUs and RSUs granted to you during your service as CEO will contain retirement vesting provisions identical to those used in the Company’s form of RSU and PSU filed as Exhibits 10.2 and 10.3 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 2024; except that your service as a director and as CEO will count towards the determination of you retirement vesting eligibility under such awards.

ECA: Simultaneous with your execution of this letter agreement, you will execute the Executive Compensation Agreement (the “ECA”) presented to you by Kohl’s which provides for separation benefits upon certain terminations of your employment, and which contains your agreement to certain restrictive covenants in favor of Kohl’s.

Exhibit 10.1

N56 W17000 Ridgewood Drive

Menomonee Falls, WI 53051

Company Aircraft: For increased safety and efficiency, you are permitted to use company owned or chartered aircraft for business purposes and for personal travel. The value of the personal use of company aircraft benefit is limited to a maximum of $200,000 per year.

Other Benefits: You remain eligible for all the general benefits you were previously receiving under that certain letter agreement between you and Kohl’s dated May 16, 2025 (the “Prior Offer Letter”) including financial/tax planning reimbursement, health insurance, 401(k) match and the ability to participate in our deferred compensation plan. For the avoidance of doubt, this does not include continuation of the stipend you were receiving.

Residence: The position of CEO shall be performed in Menomonee Falls, Wisconsin and it is understood that you will maintain a residence in the Milwaukee, Wisconsin area. Kohl’s will provide you with a lump sum payment of $160,000 to assist with establishing a residence in the Milwaukee area, payable within 30 days of the Effective Date.

Company-Provided Personal Security: Kohl’s will provide you with personal security services in accordance with any personal security program approved by the Compensation Committee from time to time.

Legal Fees: Kohl's will promptly pay your attorney directly for fees incurred in connection with the review of this offer letter and the ECA, up to $20,000.

Prior Offer Letter: As of the Effective Date, you acknowledge that the Interim CEO Service Period described in the Prior Offer Letter will end and that this letter agreement and the ECA will supersede and replace the Prior Offer Letter.

Sincerely,

/s/ John Schlifske

John Schlifske

Chair, Board of Directors

Kohl’s, Inc.

Please confirm your agreement with the foregoing by signing and returning a copy of this letter and the ECA to [email].

I accept the terms of this offer letter.

Dated this 23rd (day) of November (month) 2025 (year).

Signature:_/s/_Michael_Bender_____________________